Exhibit 9(e)
EXTENSION OF TERM OF MAJOR STOCKHOLDERS’ VOTING TRUST

The Major Stockholders’ Voting Trust, under a Trust Agreement (the “Agreement”) dated as of June 2, 1990, as amended April 3, 1991, May 30, 1991, March 2, 2000, January 24, 2001, October 1, 2002, June 1, 2008 and August 27, 2008, holding shares of Capital Stock of Campbell Soup Company, by its terms terminates on December 31, 2013.
The undersigned, being all of the Representatives as defined in Section 7 of the Agreement, hereby agree to amend the Agreement under Section 17, so that the Trust will continue in existence and terminate on January 1, 2024, unless it is sooner terminated or extended.
This Agreement may be signed in counterparts, all of which taken together will constitute one instrument.
Dated:        As of December 30, 2013

/s/ Dorrance H. Hamilton
Dorrance H. Hamilton
Representative of Hamilton Group

/s/ Hope H. van Beuren
Hope H. van Beuren
Representative of van Beuren Group

AGREED TO:

/s/ Archbold D. van Beuren
Archbold D. van Beuren
Trustee

/s/ David C. Patterson
David C. Patterson
Trustee